Exhibit 99.1

Volcon ePowersports Reports 2023 Operational and Financial Results

AUSTIN, TX (March 28, 2024) - Volcon Inc. (NASDAQ: VLCN) (“Volcon'', the “Company” or “we”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for the year ended December 31, 2023.

Company Highlights:

●	Completes hearing with Nasdaq
●	John Kim appointed as Chief Executive Officer and President
●	Delivered first Stag to the Army Corp. of Engineers on February 27, 2024
●	Continued delivery of the Grunt EVO (1,189 pre-orders, 180 units shipped)
●	Discontinue sales of the Volcon Youth motorcycles
●	103 U.S. dealers and 9 international distributors covering 14 countries

Volcon presented its plan of compliance to the Nasdaq Hearing Panel on March 26, 2024 regarding ongoing compliance with the bid price and equity compliance. Nasdaq is currently evaluating the Company’s plan and the timing of the decision is at the discretion of the Hearing Department. In the event that the Hearing Department does not agree with the Company’s plan or if the Hearing Committee provides the Company a stay from suspension and the Company is unsuccessful in carrying out its plan, the Company’s common stock would be delisted from Nasdaq and trading of the common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board.

John Kim, an independent board member of the Company since July 2021, agreed to assume the role of Chief Executive Officer and President effective February 4, 2024. Mr. Kim notes “I have a personal interest in off-road vehicles and personally own dune buggies and motorcycles. The opportunity to take the CEO role here at Volcon aligns my personal interest with the great products the Company has developed. I have taken the first couple of months to gain an understanding of where we are in product development and manufacturing of our products and have revamped the Company’s marketing strategy to align with industry and consumer interest in off-road electric vehicles. I look forward to the challenge of building Volcon to be a leader in off-road EV.”

The Company delivered its first Stag to the Army Corp of Engineers (Army Corp) on February 27, 2024 at its Fort Leonard Wood, Missouri facility. The Army Corp is testing the use of the Stag in humanitarian and military applications. Initial feedback from the Army Corp has indicated that so far they are pleased with how the Stag performs in relation to the Company’s specifications. The Company expects to deliver additional Army Corp units (8 more) over the next 3-6 months. In addition, the Company expects to deliver Stags to its U.S. dealers who are facilitating delivery of units to consumers who placed a reservation with the Company. To date, the Company has over 900 reservations for the Stag, which does not require a cash deposit, and over 500 pre-orders for the Stag from consumers who have paid a deposit. Although reservations and pre-orders are cancelable until the customer takes delivery of the Stag, the Company expects that we will be able to convert some of these pre-orders to sales in 2024.

Delivery of the Grunt EVO started in late September 2023 and our manufacturer has increased production of the Grunt EVO in the first quarter of 2024 and we expect that this will allow us to meet product demand as we move into the Spring/Summer sales seasons where we expect to see higher demand due to warmer weather in the U.S. As noted in our third quarter earnings release, we deferred the launch of the Runt LT, our smaller off-road motorcycle, to focus on distribution of the Grunt EVO as well as to start shipping the Stag. We are currently evaluating manufacturers to source components for the Runt LT as well as options for new two-wheel products that we could develop and sell over the next 9 – 12 months.

To date, the Company’s U.S. dealer count is 103 dealers. Although we have seen some attrition in dealers since our last earnings release, we believe the dealers we do have are strong dealer base and will continue to work to expand it in states like California where there is a large population of off-road enthusiasts. Further, California, as well as other states, are implementing regulations on off-road vehicles to limit carbon emissions, which will help the adoption of EV in the off-road industry.

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Financial highlights:

	3 Months Ended			Year Ended December 31,
GAAP	December 31, 2023	September 30, 2023	June 30, 2023	2023	2022
Revenue	$1,083,800	$487,430	$519,300	$3,260,988	$4,546,686
Cost of goods sold	(6,283,944)	(3,542,468)	(334,647)	(11,391,040)	(13,412,820)
Gross Margin	(5,200,144)	(3,055,038)	184,653	(8,130,052)	(8,866,134)

Sales & Marketing	1,365,186	1,870,532	2,380,617	7,405,705	5,694,556
Product Development	1,932,705	2,983,197	1,166,732	7,868,985	8,456,157
General & Administrative	1,384,872	1,544,344	1,568,700	6,388,007	9,046,778
Total Operating Expenses	4,682,763	6,398,073	5,116,049	21,662,697	23,197,491
Loss from Operations	(9,882,907)	(9,453,111)	(4,931,396)	(29,792,749)	(32,063,625)
Other Income (Expense)	6,467,255	(1,874,785)	(18,096,798)	(15,278,462)	(2,171,780)

Net loss	$(3,415,652)	$(11,327,896)	$(23,028,194)	$(45,071,211)	$(34,235,405)

●	Revenue: The Company’s revenue for the fourth quarter of 2023 was $1.1 million, an increase of $0.6 million over the third and second quarters of 2023. Revenue for the fourth quarter includes Grunt EVO sales of $0.4 million compared to approximately $37,000 of sales of Grunt EVOs in the third quarter of 2023 and zero in the second quarter of 2023. Brat revenue in the fourth quarter was $0.6 compared to Brat revenue of $0.5 million and $0.5 million in the third and second quarters of 2023.

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Net loss: The Company’s net loss was $3.4 million for the fourth quarter of 2023 compared to a net loss of $11.3 million for the third quarter of 2023 and $23.0 million for the second quarter of 2023.

Net loss in the fourth quarter of 2023 includes the recognition of $2.1 million in cost of goods sold to terminate the agreement with Torrot to produce the Volcon Youth motorcycles as we are discontinuing this product line and a write down of $1.2 million to reduce the inventory at December 31, 2023 to its estimated net realizable value. Sales and marketing expenses decreased as we reduced marketing costs and eliminated certain sales positions in the third quarter of 2023. Product development costs were lower in the fourth quarter compared to the third quarter of 2023 as the third quarter had higher prototype vehicle and parts costs. In addition, a gain of $8.4 million was recognized for warrants issued in our November 2023 public offering as these warrants were deemed to be liabilities and are recorded at fair value with changes being recorded in income. Finally, issuance costs of $1.4 million were recognized for the warrant liabilities for the allocation of issuance costs from the public offering to these financial instruments. Interest expense decreased by $0.7 million due to the extension in September 2023 of the due date of the outstanding convertible notes to January 2025.

Net loss in the third quarter of 2023 includes a write-down of $1.6 million related to Volcon Youth motorcycles to reduce the inventory to its estimated net realizable value, a $0.7 million loss on the change in derivative liabilities related to the adjustable conversion features of convertible notes issued in May 2023 and the exchange of August 2022 convertible notes for convertible notes and the adjustable exercise price of warrants issued with the new notes issued in May 2023 and exchange of the warrants issued with the August 2022 convertible notes as more fully described in the Company’s interim financial statements as of and for the three and nine month periods ended September 30, 2023.  The conversion feature and warrants are no longer derivative liabilities as of August 3, 2023, and have been reclassified to equity as of September 30, 2023. In addition, in the third quarter of 2023, the Company incurred higher prototype vehicle and part costs of $1.6 million over the second quarter of 2023 as the Company received additional validation units in anticipation of a fourth quarter 2023 product launch.

Net loss in the second quarter of 2023 includes a loss on extinguishment convertible notes of $22.3 million for the convertible notes issued in August 2022 for notes issued in May 2023 and an exchange of convertible notes for the August 2022 notes, partially offset by a gain on derivative liabilities of $5.8 million for the derivative liabilities noted above. The net loss for the second quarter of 2022 also includes the reversal of warranty expense of approximately $0.5 million due to the expiration of the one-year warranty on the Grunt as warranty claims were substantially lower than the estimated warranty cost initially recorded when Grunts sold.

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●	Adjusted EBITDA: Adjusted EBITDA for each quarter of 2023 represents net loss adjusted to add back stock-based compensation, depreciation and amortization expense, interest expense, the loss/gain on derivative liabilities and warrant liabilities and for the second quarter of 2023, an adjustment for the loss on extinguishment of convertible notes and the add back of issuance costs in the fourth quarter. The Company’s adjusted EBITDA for the fourth quarter was a loss of 9.4 million, compared to the third quarter of 2023 loss of $8.9 million and compared to the second quarter of 2023 loss of $4.2 million. See “Non-GAAP Reconciliation” below

For the latest Company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the Company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric power sports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

Volcon's vehicle roadmap includes both motorcycles and UTVs. Its first product, the innovative Grunt, began shipping to customers in late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension, and seat, began shipping to customers in October 2023. Volcon will also offer the Runt LT, a fun-sized version of the groundbreaking Grunt, better suited for small-statured riders, more compact properties and trails, or as a pit bike at race events, while still delivering robust off-road capabilities. The Brat is Volcon’s first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. Volcon debuted the Stag in July 2022 and entered the rapidly expanding UTV market and has shipped its first production unit in February 2024. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA for the three months ended December 31, 2023, September 30, 2023 and June 30, 2023, and the years ended December 31, 2023 and 2022:

Adjusted EBITDA	3 Months Ended			Year Ended
	December 31, 2023	September 30, 2023	June 30, 2023	December 31, 2023	December 31, 2022
Net loss	$(3,415,652)	$(11,327,896)	$(23,028,194)	$(45,071,211)	$(34,235,405)
Share-based compensation expense	404,568	540,528	625,394	2,627,925	3,259,009
Depreciation and amortization expense	75,405	67,178	54,783	249,207	762,826
Interest expense	451,266	1,135,089	1,603,216	4,969,590	2,259,545
Loss on extinguishment of convertible notes	–	–	22,296,988	22,296,988	–
Issuance costs	1,444,547	–	–	1,444,547	–
Loss (Gain) on change in fair value of derivative liabilities	(8,365,424)	684,994	(5,792,788)	(13,473,218)	–
Adjusted EBITDA	$(9,405,290)	$(8,900,107)	$(4,240,601)	$(26,956,172)	$(27,954,025)

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Forward-Looking Statements:

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the Company can increase production of the Stag to meet expected deliveries to customers, whether production of the Runt LT will occur in the next 9 – 12 months and whether the Company will successfully expand its U.S dealership network. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website, www.sec.gov.

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